    As filed with the Securities and Exchange Commission on October 1, 2003



                                                     Registration No. 333-109066

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549
                             ---------------------


                               AMENDMENT NO. 1 TO
                                   FORM F-10
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           ID BIOMEDICAL CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

   BRITISH COLUMBIA, CANADA                   6794                        NOT APPLICABLE
-------------------------------  -------------------------------  -------------------------------
(Province or other jurisdiction   (Primary Standard Industrial     (IRS Employer Identification
       of incorporation or         Classification Code Number)                 No.)
         organization)

                       800 WEST PENDER STREET, SUITE 1510
                          VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6C 2V6
                                 (604) 431-9314
--------------------------------------------------------------------------------
   (Address and telephone number of registrant's principal executive office)

                    ID BIOMEDICAL CORPORATION OF WASHINGTON
                      19204 NORTH CREEK PARKWAY, SUITE 100
                               BOTHELL, WA 98011
                                 (425) 482-2600
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ---------------------------

Copies of all communications to:

WARREN B. LEARMONTH        GARY J. KOCHER             RICHARD J. BALFOUR         CHRISTOPHER W. MORGAN
BORDEN LADNER              VINCENT A. RICCI           MCCARTHY TETRAULT LLP      SKADDEN, ARPS, SLATE,
GERVAIS LLP                PRESTON GATES &            Suite 1300                 MEAGHER & FLOM LLP
1200 Waterfront Centre     ELLIS LLP                  777 Dunsmuir Street        200 Bay Street,
200 Burrard Street         925 Fourth Avenue          Vancouver, British         Suite 1820
Vancouver, British         Suite 2900                 Columbia V7Y 1K2           Royal Bank Plaza,
Columbia V7X 1T2           Seattle, Washington 98104  (604) 643-7100             North Tower Toronto,
(604) 687-5744             (206) 623-7580                                        Ontario M5J 2J4
                                                                                 (416) 777-4700

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                      PROVINCE OF BRITISH COLUMBIA, CANADA
--------------------------------------------------------------------------------
               (Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. /X/ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.  / /  at some future date (check the appropriate box below)

    1.  / /  pursuant to Rule 467(b) on [      ] at [    ] (designate a time not
sooner than 7 calendar days after filing).

    2.  / /  pursuant to Rule 467(b) on [      ] at [    ] (designate a time 7
calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of
clearance on [      ].

    3. / / pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

    4. / / after the filing of the next amendment to this form (if preliminary material is being filed).


    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

                    INFORMATION REQUIRED TO BE DELIVERED TO
                             OFFEREES OR PURCHASERS

                                5,000,000 SHARES


                                 [COMPANY LOGO]
                           ID BIOMEDICAL CORPORATION
                                 COMMON SHARES
                                US$    PER SHARE
  ---------------------------------------------------------------------------


This is an offering of 5,000,000 common shares of ID Biomedical Corporation ("IDB" or the "Company") in Canada and the United States. Our outstanding common shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol "IDB" and on the Nasdaq National Market ("Nasdaq") under the symbol "IDBE". On September 30, 2003, the last trading day prior to the date of this prospectus, the closing price of our common shares was Cdn$23.33 on the TSX and $17.43 on Nasdaq.


INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Price to public.............................................    $         $
Underwriting commission.....................................    $         $
Proceeds to IDB.............................................    $         $


We have granted the underwriters an over-allotment option. Under this option, the underwriters may purchase up to 750,000 additional shares at the offering price for a period of 30 days following the closing of this offering to cover over-allotments and for market stabilization purposes. See "Underwriting".


--------------------------------------------------------------------------------


We are permitted to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles (reconciled to United States generally accepted accounting principles), and they are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.


Owning our common shares may subject you to tax consequences both in the United States and Canada. This prospectus may not describe these tax consequences fully. You should read the tax discussion under "Certain United States Federal Income Tax Considerations" and "Certain Canadian Federal Income Tax Considerations".

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated under the laws of British Columbia, Canada. Some of our officers and directors and some of the experts named in this prospectus are Canadian residents, and many of our assets are located in Canada.

Delivery of the common shares will be made on or about             , 2003
against payment of immediately available funds.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR, NOR ANY SECURITIES REGULATORY AUTHORITY IN CANADA HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                            SOLE BOOKRUNNING MANAGER

                                       CIBC WORLD MARKETS

                             ---------------------

U.S. BANCORP PIPER JAFFRAY                              CANACCORD CAPITAL

RBC CAPITAL MARKETS          RYAN BECK & CO.  WELLS FARGO SECURITIES, LLC

               The date of this prospectus is             , 2003

                               TABLE OF CONTENTS


                                                               PAGE
                                                             ---------
Prospectus Summary..........................................     3
Risk Factors................................................    11
Forward-Looking Statements..................................    20
Use of Proceeds.............................................    21
Consolidated Capitalization.................................    21
Certain United States Federal Income Tax Considerations.....    22
Certain Canadian Federal Income Tax Considerations..........    25
Description of Share Capital................................    26
Documents Incorporated by Reference.........................    27
Underwriting................................................    29
Auditors, Transfer Agent and Registrar......................    31
Legal Matters...............................................    31
Documents Filed as Part of the Registration Statement.......    31
Experts.....................................................    32
Enforcement of Civil Liabilities............................    32
Where You Can Find More Information.........................    32

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS, INCLUDING DOCUMENTS INCORPORATED BY REFERENCE. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING DOCUMENTS INCORPORATED BY REFERENCE, CAREFULLY.

OVERVIEW

We are a biotechnology company focused on the development of proprietary vaccines. Our lead product candidates include our FluINsure vaccine and our StreptAvax vaccine. The FluINsure vaccine is an intranasally-delivered influenza, or flu, vaccine shown in two Phase II trials to reduce or prevent illness caused by influenza infection. The StreptAvax vaccine is an injectable vaccine shown in a Phase II trial to produce significant levels of antibodies to group A streptococcus, or GrAS. Our preclinical research programs include vaccines against respiratory diseases such as respiratory Syncitial virus, or RSV, and vaccines against bioterrorism threats such as the bacterium that causes plague. Our FluINsure vaccine and all of our preclinical research programs are based on our proprietary Proteosome intranasal vaccine adjuvant and delivery technology.

Vaccination has long been recognized as one of the most cost-effective forms of disease control. Worldwide, the estimated vaccine market has grown from about $1.6 billion in 1990 to approximately $6.5 billion in 2001, a 15% compound annual growth rate. Much of this growth is due to the introduction of premium-priced and proprietary vaccines. Many of these newly introduced vaccine products enjoy market exclusivity due to high clinical and regulatory barriers to entry, complex and difficult development and manufacturing issues and patent protection.

We focus on protein and peptide-based, or subunit, vaccines. Vaccines have historically been made from live organisms that have been altered to reduce their ability to cause disease and illness. Subunit vaccines differ from many traditional vaccines in that subunit vaccines consist of proteins or other components of the organism rather than the whole, live organism that can cause disease. We believe the vaccine industry is generally moving away from live or whole cell vaccines toward subunit vaccines because of safety issues associated with the use of live or whole cell products.

FLUINSURE VACCINE

Our lead product, the FluINsure vaccine, is an intranasally-delivered vaccine designed to reduce and prevent infection by the influenza virus. We recently completed two Phase II clinical studies relating to the FluINsure vaccine. Worldwide, influenza accounts for approximately $5 billion in direct medical costs and approximately $12 billion in lost productivity of infected workers each year. According to the World Health Organization, or WHO, influenza afflicts 70 to 150 million people and accounts for 125,000 deaths in North America and Europe annually. The mortality rate of flu is substantially higher for people over 65 years of age and for those with chronic illnesses. While young children generally sustain less serious illness than others, they are believed to play a key role in spreading the virus and are viewed by epidemiologists as under-immunized.

Each year the WHO and the United States Food and Drug Administration, or FDA, identify three influenza strains as those most likely to infect the population in the coming flu season, and these three are then included in the flu vaccine for that particular year. During the 2002-2003 flu season, 93 million doses of flu vaccine were shipped in North America. Our FluINsure vaccine is based on formulating flu antigens from these three viral strains with our proprietary Proteosome proteins. These proteins confer enhanced stability and increased immune response to flu antigens when delivered via the nasal mucosa.

We have conducted five safety trials, and two safety and efficacy trials, of FluINsure vaccine or related prototypes, with 363 healthy volunteers having received the vaccine to date.

These studies demonstrated the tolerability of our FluINsure vaccine, and a strong induced immune response in both the blood stream and on mucosal surfaces of the respiratory tract. Immune responses in the bloodstream are an accepted predictor of immunity to influenza. Immune responses on the mucosal surfaces of the respiratory tract are also thought to be an important marker of immunity. No serious adverse events occurred. The only adverse events observed that may be associated with the active vaccine were mild and transient nasal stuffiness and runny nose.

Earlier this year, we conducted a randomized, double-blind and placebo-controlled 75 person Phase II challenge study. In this study, volunteers were given an intranasal placebo, one dose of FluINsure vaccine or two doses of FluINsure vaccine. Subjects were subsequently challenged intranasally with a strain of the influenza virus. The study subjects were then examined for flu-like symptoms, and subjected to laboratory studies to detect influenza infection using four sensitive molecular tests.

The frequency of laboratory-confirmed influenza illness in the placebo group was 47.6%. In contrast, none of 22 subjects who received two doses of our FluINsure vaccine developed illness that was associated with laboratory evidence of influenza virus infection, a 100% reduction compared to placebo (p = 0.0002). For subjects who received one dose of our FluINsure vaccine, 6 of 24 had influenza virus associated illness, a 47% reduction compared to placebo
(p = 0.133).

In September, we announced preliminary data from a second Phase II challenge study of our FluINsure vaccine. As in the prior human challenge trial, volunteers were assigned in a randomized and blinded manner to receive placebo, one dose of FluINsure vaccine, two doses of FluINsure vaccine, or a new two-dose regimen in which the vaccine dose was halved as compared to other arms of this trial and the previous challenge study. Approximately one month after the vaccine regimen was completed; volunteers were challenged intranasally with the same dose of influenza virus used in the prior study.

Study doctors then monitored subjects for seven days for fever, upper respiratory symptoms, cough or abnormal physical signs in their chest exam, and systemic symptoms such as weakness, fatigue, muscle aches, and headache. Both the FDA and Health Canada have recently indicated that, in field efficacy studies, we must use fever as a central component of our clinical definition of influenza illness. Therefore, we chose fever as an important endpoint for our latest clinical study.

The frequency of fever in the placebo group (n = 25) was 20%. In both two-dose arms, none of the volunteers developed fever, a 100% reduction relative to placebo (n = 16 and n = 19 for the high-dose and low-dose groups respectively). In addition, only one of 19 volunteers in the single-dose group developed fever, a 75% reduction compared to placebo. The one-and two-dose treatment groups did not significantly differ from one another. The comparison of all vaccine-treated subjects with placebo demonstrated a clear protective effect of FluINsure against fever (91% overall efficacy against fever, p=0.009).

As with our previous clinical studies, there were no lower respiratory symptoms or signs detected in any of the subjects in this study. We expect that analyses of all serum and mucosal antibody responses, as well as laboratory confirmed influenza infection and viral shedding data from this trial will be completed in November, 2003.

Based on the positive immunogenicity and challenge data from our two Phase II trials, we intend to initiate a large scale "field" efficacy study of our FluINsure vaccine to coincide with the 2003 flu season in North America, in October 2003. We believe that at least two more Phase III trials will be necessary to pursue regulatory approval. Pivotal efficacy studies would coincide with the 2004/2005 flu seasons and would enroll up to 5000 people. A large-scale safety study would follow the efficacy study. Safety studies for FluINsure may be conducted outside of the influenza season.

STREPTAVAX VACCINE

Our StreptAvax vaccine is an injected vaccine product candidate that is designed to reduce the incidence and severity of GrAS infection in young children. Our StreptAvax vaccine includes portions of 26 different GrAS variants that we believe currently account for over 85% of GrAS infections in the United States. We have studied StreptAvax in two human clinical studies, including one ongoing Phase II trial. This vaccine is not based on our Proteosome technology.

GrAS is a major public health problem throughout the world. Approximately 25 to 35 million physician office visits for suspected pharyngitis, or strep throat, occur each year in the United States alone. Although laboratory tests subsequently establish that only 10% of adults and 30% of children actually have GrAS infection, the majority of patients receive broad-spectrum antibiotics. The high disease incidence and current clinical practice result in both significant health care costs and induction of antibiotic resistance. GrAS also causes a variety of other human diseases and conditions ranging from impetigo (a skin infection), necrotizing fasciitis, or flesh eating disease, toxic shock syndrome, pyoderma (boils and abscesses), scarlet fever, pneumonia and acute rheumatic fever.

Over 100 different variants of GrAS are known, each with its own unique M protein. The M protein is a major determinant of the ability of a particular GrAS strain to invade the body and cause disease. In prior clinical testing in the 1960s and 1970s, early vaccines containing various GrAS M proteins were suspected of an association with rheumatic fever cases and, when given to animals, caused production of antibodies that cross-reacted with human tissues, especially heart tissue. Due to the concern that these vaccines could cause rheumatic fever, a potentially fatal cardiac autoimmune reaction to GrAS infections, the United States Congress prohibited the marketing of products containing GrAS components for which a United States standard of potency is not known. This concern over potential vaccine side-effects among lawmakers, regulators and pharmaceutical companies is a major reason there are currently no marketed vaccines against GrAS, despite a scientifically well-understood immune response to the bacterium and its different surface proteins. Based on our clinical data as well as prior discussions with, and direction from, the FDA, we believe that our StreptAvax vaccine will be able to establish an acceptable United States standard of potency and proceed to advanced trials and approval based on safety and efficacy.

A Phase I clinical trial of our StreptAvax vaccine in 30 healthy adult volunteers achieved the desired immune response endpoints. Across all volunteers, a significant immune response (defined as a fourfold increase in GrAS-specific antibodies) was seen in a median of 22 of the 26 M protein variants covered by the vaccine. The geometric mean increase in immune response was 12.6 fold (p < 0.001), and the response was significant for each of the 26 M protein variants. Blood sera taken from subjects vaccinated with our StreptAvax vaccine show the capacity to support statistically-significant increases in the killing, by human white blood cells, of GrAS belonging to all 26 bacterial strains included in the vaccine. This killing is believed to be a marker for protection against future GrAS disease. In addition, our StreptAvax vaccine yielded equal or greater killing activity against all 26 targeted strains when compared to the bactericidal activity generated by an M protein-based GrAS vaccine (against only one strain) tested in the 1970's. That single strain vaccine was found to protect humans against challenge with live group A streptococci. Twelve month follow up of each volunteer from the time of final immunization in the Phase I trial did not identify any safety concerns.

We are currently conducting a three-part Phase II clinical program with our StreptAvax vaccine. The first trial is randomized, blinded, and comparator-controlled, using an approved hepatitis A vaccine as the comparator. Enrollment of adult subjects began in June 2002. On May 6, 2003 we announced preliminary results from the first cohort of our StreptAvax vaccine Phase II trial indicating that the immunogenicity of the vaccine was both statistically significant and clinically relevant. Our StreptAvax vaccine generated antibody responses that were similar to the Phase I results. After immunization, a significant immune response was seen in a median of 25 of 26 bacterial strains. The geometric mean increase in immune response was approximately 11.1 fold (p = 0.01 for each M variant).

Based on the positive immunogenicity and safety results from the first cohort, we will proceed to examine the safety and immune response of the vaccine in the second cohort of adults, and with positive results, in healthy children. We expect the testing in adults to be conducted throughout 2003, with testing in children to begin in 2004. If we achieve our intended endpoints with regard to immune response, and demonstrate safety and tolerability, we plan to conduct pivotal trials to obtain regulatory approval for our StreptAvax vaccine.

PROTEOSOME TECHNOLOGY AND PROGRAMS

Our proprietary Proteosome vaccine platform technology is designed to serve as both a stimulant of immune responses, or adjuvant, as well as a mucosal delivery system to enhance a vaccine's effectiveness and ease of use. Proteosome proteins are purified from bacterial outer membranes of NEISSERIA MENINGITIDIS and then combined with portions of target micro-organisms important in developing an immune response in the body, or antigens, to create Proteosome vaccines.

When administered to the nasal mucosa via nasal spray, Proteosome vaccines have been shown in human clinical trials to stimulate both serum and mucosal antibodies. Because most infectious diseases enter via mucosal surfaces, a significant mucosal immune response can act as a "front line" of immune defense to protect the body against invading bacteria, viruses and toxins before these pathogens ever reach the internal organs. Injectable vaccines generally do not induce significant mucosal immune responses. Intranasal vaccines offer significantly improved ease of administration versus injectable vaccines. Other potential advantages of intranasal vaccines based on our Proteosome technology include increased safety relative to live vaccines and enhanced room-temperature stability relative to other subunit vaccines and vaccines based on live or killed pathogens.

We have successfully manufactured Proteosome vaccines in our pilot Good Manufacturing Practices, or GMP, facility at a relatively inexpensive cost. We believe the materials used and the simple and efficient design of the manufacturing process will allow for cost-effective commercial production, although the initial costs of constructing and equipping a GMP facility for large-scale commercial manufacturing of Protesome proteins are likely to be significant.

We believe that our Proteosome technology has potentially broad application in the prevention of diseases where the immune response is well understood. Our preclinical and research stage vaccine programs primarily target respiratory diseases and biological warfare agents and are all based upon our platform Proteosome adjuvant/delivery technology for subunit vaccines. All of our research and preclinical programs are very early in development and there can be no assurance that any vaccine candidates will be successfully developed to the point of human clinical testing or regulatory approval. These include vaccine product development programs to treat or prevent:

  - RSV infection, the most common cause of respiratory hospitalizations in infants, and a serious cause of hospitalization due to pneumonia in the elderly

  - measles, a highly contagious disease that is still responsible for over 40 million infections and approximately 800,000 deaths in 2000 despite the existence for decades of a live-attenuated measles vaccine

  - group A streptococcus infection, potentially a "second-generation," nasally-delivered StreptAvax

  - BORDETELLA PERTUSSIS infection, the cause of whooping cough

  - the plague, also known as the "Black Death," caused by the PASTURELLA PESTIS bacterium

  - allergies to birch tree pollen

BUSINESS STRATEGY

Our strategy is to develop vaccines for diseases with significant market opportunities and those that take advantage of the benefits of our

Proteosome technology. Key elements of our strategy include:

  - demonstrate the safety and effectiveness of our FluINsure vaccine and StreptAvax vaccine at least through Phase II clinical trials

  - establish strategic alliances with international vaccine or biopharmaceutical companies to support pivotal clinical trials, assist in obtaining regulatory approvals, and to manufacture (except Proteosome proteins), distribute and sell these vaccine products on a worldwide basis

  - manufacture our Proteosome proteins on a commercial scale to obtain transfer pricing arrangements for our FluINsure vaccine and to support other Proteosome adjuvant/ delivery programs

  - either alone or in collaboration with third parties, develop new product candidates in preclinical and early human studies such as nasal, Proteosome-based vaccines

  - acquire new technologies and products which target large potential market opportunities

Although in the past a significant portion of our revenues have been from licensing of genomic analysis technologies, including our Cycling Probe Technology, we do not expect to receive significant revenue from these activities in the future.

OTHER INFORMATION

We are a company incorporated under the COMPANY ACT (British Columbia). Our head office is located at 1510 - 800 West Pender Street, Vancouver, British Columbia, V6C 2V6 and our registered and records office is located at 900 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, V7X 1T2.

We have three subsidiaries: ID Biomedical Corporation of Washington, or IDBW (incorporated in Delaware), ID Biomedical Corporation of Maryland (incorporated in Maryland) and ID Biomedical Corporation of Quebec (incorporated under the federal laws of Canada). We beneficially own all of the outstanding shares of each of our subsidiaries.

Unless otherwise specified, all dollar amounts in this prospectus are expressed in United States dollars.

In this prospectus, unless the context otherwise requires, references to "we", "us", "our" or similar terms, as well as reference to "IDB" or the "Company", refer to ID Biomedical Corporation either alone or together with its subsidiaries.

FluINsure-TM-, StreptAvax-TM-, Proteosome-TM- and Velogene-TM- are trademarks of ID Biomedical Corporation. FluMist-TM- is a trademark of MedImmune, Inc.

                                  THE OFFERING


Number of shares offered by IDB........      5,000,000 common shares

Number of shares outstanding after the
  offering.............................      41,109,535 common shares

Use of proceeds........................      The net proceeds of the offering will be used for the
                                             clinical and manufacturing development of our
                                             FluINsure and StreptAvax vaccines, working capital and
                                             general corporate purposes, including potential
                                             strategic acquisitions.

Stock exchange symbol..................      "IDB" on the TSX and "IDBE" on Nasdaq



The total number of our common shares which will be outstanding after this offering is based on the number of shares outstanding as of September 30, 2003, but does not include:



  - 4,457,089 common shares issuable upon exercise of stock options outstanding as of September 30, 2003 with a weighted-average exercise price of Cdn$7.44 per share



  - 821,536 common shares reserved for issuance upon exercise of future stock option grants


Except as otherwise indicated, information in this prospectus assumes no exercise of the underwriters' over-allotment option for up to an additional 750,000 common shares.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

All amounts in the following table are prepared in accordance with Canadian generally accepted accounting principles.

INCOME STATEMENT DATA:

                                     FOR THE SIX MONTHS         FOR THE YEARS ENDED DECEMBER 31,
                                       ENDED JUNE 30,       -----------------------------------------
                                            2003                2002           2001          2000
                                    ---------------------   ------------   ------------   -----------
                                    (in Canadian dollars,             (in Canadian dollars)
                                         unaudited)
Revenue:
  Licensing.......................      $  1,315,686        $ 10,884,527   $  2,538,437   $12,105,529
  Research and
    development contracts.........         1,926,768                   -              -             -
                                        ------------        ------------   ------------   -----------
                                           3,242,454          10,884,527      2,538,437    12,105,529

Expenses and other:
  Research and development........        10,649,130          15,214,726      8,459,063     3,375,961
  Less grants.....................         1,173,125           2,814,555      1,381,062             -
                                        ------------        ------------   ------------   -----------
  Net research and development....         9,476,005          12,400,171      7,078,001     3,375,961
  General and administrative......         2,842,308           4,816,464      4,115,050     3,989,493
  Depreciation and amortization...         2,170,227           4,001,995      3,103,765     1,451,262
                                        ------------        ------------   ------------   -----------
                                          14,488,540          21,218,630     14,296,816     8,816,716
                                        ------------        ------------   ------------   -----------
                                         (11,246,086)        (10,334,103)   (11,758,379)    3,288,813

Other income (expenses):
  Investment and other income.....           198,463             551,663      2,161,234     1,602,196
  Interest expense................           (27,257)           (155,784)      (136,492)     (289,523)
  Loss on disposal of
    intangible assets.............          (225,965)                  -       (434,306)            -
  Loss on write-down of
    short-term investment.........                 -          (3,754,808)    (4,548,381)            -
  Gain on sale of
    short-term investment.........         1,684,979                   -              -             -
                                        ------------        ------------   ------------   -----------
                                           1,630,220          (3,358,929)    (2,957,945)    1,312,673
                                        ------------        ------------   ------------   -----------

Earnings (loss) before income
  taxes...........................        (9,615,866)        (13,693,032)   (14,716,324)    4,601,486
Income taxes(1)...................                 -             793,844              -             -
                                        ------------        ------------   ------------   -----------
Net earnings (loss)...............      $ (9,615,866)       $(14,486,876)  $(14,716,324)  $ 4,601,486
                                        ------------        ------------   ------------   -----------

Net earnings (loss) per share
  Basic...........................      $      (0.29)       $      (0.46)  $      (0.51)  $      0.20
  Diluted.........................      $      (0.29)       $      (0.46)  $      (0.51)  $      0.19

---------------------------

(1) This amount represents foreign withholding taxes recorded on licensing revenues. We will receive a tax credit, equal to this amount, to be used against future taxable income generated in Canada.

BALANCE SHEET DATA:

                                                                              AS AT DECEMBER 31
                                                     AS AT JUNE 30,       -------------------------
                                                          2003               2002          2001
                                                  ---------------------   -----------   -----------
                                                  (in Canadian dollars,     (in Canadian dollars)
                                                       unaudited)
Cash, cash equivalents and short-term
  investments...................................       $47,296,955        $23,811,921   $33,662,478
Total assets....................................       $86,926,425        $63,246,989   $75,632,137
Long-term debt and obligations under capital
  leases
  (including current portion)...................       $   877,896        $ 1,670,256   $ 3,029,974
Shareholders' equity............................       $75,506,365        $51,282,780   $59,655,648

                             ---------------------

The following information summarizes the exchange rate for one US dollar, expressed in Canadian dollars, for: (i) each of the years 2000, 2001 and 2002 (yearly average rates); and (ii) on December 31, 2001 and 2002 and June 30, 2003. All exchange rates are based on rates quoted by the Bank of Canada.

YEARLY AVERAGE EXCHANGE RATES:            DAILY RATES:
------------------------------            ------------
2000:    1.4852                           December 31, 2001:    1.5926
2001:    1.5484                           December 31, 2002:    1.5796
2002:    1.5704                           June 30, 2003:        1.3553


In addition, the noon exchange rate quoted by the Bank of Canada for one
US dollar, expressed in Canadian dollars, on September 30, 2003 was $1.3504.

                                  RISK FACTORS

Prospective investors should carefully consider, in addition to the other information contained in this prospectus or in the documents incorporated by reference herein, the following risk factors:

RISKS RELATED TO OUR FINANCIAL CONDITION

WE HAVE GENERALLY INCURRED LOSSES SINCE OUR INCEPTION AND WE EXPECT TO CONTINUE TO INCUR SUBSTANTIAL LOSSES FOR THE FORESEEABLE FUTURE.

With the exception of 2000, we have incurred significant operating losses since our inception in 1991, including a net loss of Cdn$14.5 million for the year ended December 31, 2002 and Cdn$9.6 million for the six months ended June 30, 2003. As of June 30, 2003, we had an accumulated deficit of Cdn$77.5 million based on Canadian generally accepted accounting principles. In order to further develop our vaccine products and technologies, we will need to incur significant and rising expenses in connection with our clinical development programs, possibly including construction of a proteosome protein manufacturing plant, as well as pre-clinical development programs. As a result, we expect to incur operating losses for the foreseeable future. There can be no assurance that we will ever become profitable or that we will sustain profitability if we do become profitable. If we do not become profitable, the price of our shares may decline.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF ADDITIONAL CAPITAL TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS.

We will need to raise additional capital in order to finance our anticipated losses. We will also need to finance capital expenditures for equipment, intellectual property and other asset acquisitions. Our future capital requirements will be substantial, and will depend on many factors including:

  - the duration and cost of our clinical trials for FluINsure and StreptAvax

  - the progress and scope of our other collaborative and independent research, development and clinical projects

  - the size and complexity of these programs

  - the time and costs involved in seeking regulatory approvals

  - the time and costs involved in maintaining and expanding our manufacturing facilities

  - our business development and commercialization strategy

  - the costs associated with filing, prosecution and enforcement of patent claims


Although we anticipate that our available cash resources, working capital, expected interest income, expected licensing revenue and estimated funding from corporate partnerships will enable us to maintain our currently planned operations for at least the next two years, there can be no assurance that this will be the case. There can be no assurance that additional capital will be available to us on favorable terms, or at all.


In the past, we have received funding from the Government of Canada through Technology Partnerships Canada. While we do not currently intend to apply to renew this funding, we may choose to make such an application, however, there can be no assurance we will receive such additional funding.

We may choose to raise additional capital from time to time, either through public or private debt or equity financings, licensing or other arrangements. Any additional equity financings could be dilutive to our shareholders and debt financings, if available, may subject us to restrictive covenants. Any financing done through licensing or other similar arrangements may require us to relinquish our rights to certain of our technologies, products or marketing territories. Our failure to raise capital when needed would harm our business, financial condition and results of operations.

OUR FUTURE REVENUES COULD FLUCTUATE SIGNIFICANTLY.

Our licensing revenue was Cdn$12.1 million in 2000, Cdn$2.5 million in 2001 and Cdn$10.9 million in 2002. The substantial increase in revenue from 2001 to 2002 was attributable to licensing of our genomics technology. In accordance with our accounting policies, amortization of deferred licensing revenue in the amount of Cdn$2.6 million was recognized for 2002. Based on our current licensing agreements, amortization of deferred revenue is expected to continue at the present amount through 2006. The amortization of deferred revenue does not result in us receiving additional cash. We anticipate that substantially all of our revenue for the foreseeable future will result from licensing fees and milestone payments from existing and new partnership agreements, contract development, and collaboration arrangements. These fees and payments will be subject to significant fluctuation in both timing and amount, and will depend upon the structure of our current and future agreements and the development progress of licensed technology, including the achievement of development milestones by our partners. Our revenue and results of operations for any period may also not be comparable to the revenue or results of operations for any other period. Our failure to achieve anticipated revenue levels could have a negative effect on the price of our shares.

RISKS RELATED TO THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS

OUR SUCCESS DEPENDS ON THE SUCCESSFUL COMMERCIALIZATION OF THE FLUINSURE VACCINE AND STREPTAVAX VACCINE.

The successful commercialization of our FluINsure and StreptAvax vaccines is crucial for our success. Both of these vaccines are currently in a relatively early stage of their clinical and manufacturing/process development and each of them faces a variety of risks and uncertainties. Principally, these risks include the following:

  - future clinical trial results may show that either the FluINsure vaccine or the StreptAvax vaccine is unsafe, not well tolerated by the recipients or not efficacious as compared to placebo

  - future clinical trial results may be inconsistent with previous results. For example, the laboratory confirmed data from our recent challenge study may be inconsistent with clinical data previously announced

  - even if our FluINsure vaccine and StreptAvax vaccine are each shown to be safe and effective for its intended purpose, we may face significant or unforeseen difficulties in manufacturing these vaccines or their components. These difficulties may become apparent when we manufacture vaccines on a small scale for clinical trials and regulatory approval or may only become apparent when we try to scale-up the manufacturing to commercial scale

  - our ability to complete the development and commercialization of our vaccine products is significantly dependent upon our ability to obtain and maintain experienced and committed partners to assist us with obtaining clinical and regulatory approvals for, and the manufacturing, marketing and distribution of, our two vaccines on a worldwide basis

  - even if our products are successfully developed, commercially produced and receive all necessary regulatory approvals, there is no guarantee that there will be market acceptance of either vaccine

  - our competitors may develop vaccines or other treatments which are superior or less costly than our own with the result that our products, even if they are successfully developed, manufactured and approved, may not generate significant revenues

If we are unsuccessful in dealing with any of these risks, or if we are unable to successfully commercialize our FluINsure vaccine and our StreptAvax vaccine for some other reason, it would likely seriously harm our business.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN COLLABORATIVE PARTNERS OVER WHOM WE HAVE LIMITED CONTROL.

Our business depends on our ability to enter into arrangements with corporate and academic collaborators relating to the research, development, clinical testing, manufacturing, marketing and commercialization of our products. We usually acquire rights to intellectual property which we further develop with the expectation of increasing its value. If successful, we license or sublicense that property to others. We generally try to have our partners assume the obligation to manufacture, market and distribute the resulting products. Consequently, our success depends upon our partners' ability to perform these tasks. We enter into these arrangements to reduce development risk and to earn licensing revenues. However, there can be no assurance that we will be able to establish necessary arrangements on favorable terms, or at all, or that current or future collaborative agreements will be successful.

Our dependence on collaborative agreements with third parties subjects us to a number of risks. Our business could be adversely affected if any collaborative partner breaches its agreement with us or fails to develop or commercialize any product to which it has rights, or any of its products over which we have rights. In addition, these collaborations may not be continued or result in successfully marketable products. If a collaborative partner fails to continue funding any particular program, that could delay or halt development or commercialization of any products which arise out of that program. If we are not able to establish further collaborative arrangements or any or all of our existing collaborative arrangements are terminated, we may have to seek new collaborative arrangements or undertake product development and commercialization at our own expense. This may:

  - limit the number of products that we are able to develop and commercialize

  - reduce the likelihood of successful product introduction

  - significantly increase our capital requirements

  - place additional strain on our management resources

Disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future collaborative partner. Lengthy negotiations with potential new collaborative partners or disagreements between us and our collaborative partners may lead to delays or termination in the research, development or commercialization of our products or result in time consuming and expensive litigation or arbitration.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY RIGHTS AND OPERATE WITHOUT INFRINGING UPON THE PROPRIETARY RIGHTS OF OTHERS.

We try to protect the technology that we consider important to the development of our business by filing United States and selected foreign patent applications. We currently hold, or have licensed, several patents and pending patent applications in the United States and corresponding patents and patent applications filed in a number of countries throughout the world. These patents or patent applications are directed primarily to:

  - our FluINsure and SteptAvax vaccines

  - our Proteosome technology

  - our gene-cloning and protein expression system

The patent position of biopharmaceutical and biotechnology firms, including us, is generally uncertain and involves complex legal and factual questions. We do not know whether any of our current or future patent applications will result in the issuance of any patents. Even issued patents may be challenged, invalidated or circumvented. Patents may not provide a competitive advantage or afford protection against competitors with similar technology. Competitors or potential competitors may have filed applications for, or may have received patents and may obtain additional and proprietary rights to compounds or processes used by or competitive with ours. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States or Canada.

Patent litigation is becoming widespread in the biotechnology industry and we cannot predict how this will affect our efforts to form strategic alliances, conduct clinical testing or manufacture and market any products under development. If challenged, our patents may not be held valid. We could also become involved in interference proceedings in connection with one or more of our patents or patent applications to determine priority of invention. If we become involved in any litigation, interference or other administrative proceedings, we will likely incur substantial expenses and the efforts of our technical and management personnel will be significantly diverted. In addition, an adverse determination could subject us to significant liabilities or require us to seek licenses that may not be available on favorable terms, if at all. We may be restricted or prevented from manufacturing and selling our products in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses.

Our commercial success also depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Patent applications are, in many cases, maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications are filed. In the event of infringement or violation of another party's patent, we may be prevented from pursuing product development or commercialization.

In addition to patents, we rely on trade secrets and proprietary know-how to protect our intellectual property. We generally require our employees, consultants, outside scientific collaborators and sponsored researchers and other advisors to enter into confidentiality agreements (which include, in the case of employees, non-competition provisions). These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of our employees, the agreements provide that all of the technology which is conceived by the individual during the course of employment is our exclusive property. These agreements may not provide meaningful protection or adequate remedies in the event of unauthorized use or disclosure of our proprietary information. In addition, it is possible that third parties could independently develop proprietary information and techniques substantially similar to ours or otherwise gain access to our trade secrets.

WE MAY NOT BE ABLE TO OBTAIN REGULATORY APPROVALS THAT WILL BE NECESSARY TO COMMERCIALIZE OUR PRODUCTS.

The manufacture and sale of medical devices and human vaccine and therapeutic products in the United States and Canada is governed by a variety of statutes and regulations in both countries. These laws govern the development, testing, manufacture, safety, efficacy, record keeping, labelling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If our products are ultimately marketed abroad, they would also be subject to extensive regulation by foreign governments. There can be no assurance that we will be able to obtain the required regulatory approvals or comply with the applicable regulatory requirements for any of our products in development. In addition, although we have received all necessary approvals from the FDA to market our Velogene Genomic Identification Assay for methicillin-resistant Staphylococcus aureus, or MRSA, and Velogene Genomic Identification Assay for vancomycin-resistant enterococcus, or VRE, there can be no assurance that we can maintain these approvals. If we are unable to obtain or retain necessary regulatory approvals, we may not be able to commercialize our products.

The products we have currently under development will require significant development, preclinical testing (except our FluINsure and StreptAvax vaccines which have completed preclinical testing), clinical testing and investment of significant funds prior to their commercialization. Securing regulatory approval requires us to submit extensive preclinical and clinical data and supporting information for each indication to establish the product's safety and efficacy. The process of completing development, preclinical and clinical testing and obtaining subsequent approvals is likely to take a number of years. Any delay in obtaining approvals may:

  - adversely affect the successful commercialization of products that we or our collaborative partners develop

  - diminish any competitive advantages that we or our collaborative partners may obtain

  - adversely affect our receipt of revenues or royalties

Certain material changes to an approved product such as manufacturing changes or changes in the supplier of raw materials are subject to further regulatory review and approval. For example, we are likely to change bulk flu antigen suppliers in conjunction with selecting a partner for commercialization of the FluINsure vaccine. Such a change will likely require a relatively small clinical "bridging" study, but could involve more extensive process development and clinical studies. Any required approvals, once obtained, may be withdrawn. Compliance with other regulatory requirements may not be maintained. Additionally, if we fail to comply with applicable regulatory requirements at any stage during the regulatory process, we or our contract manufacturers may be subject to sanctions, including:

  - fines

  - product recalls or seizures

  - injunctions

  - refusal of regulatory agencies to review pending market approval applications or supplements to approval applications

  - total or partial suspension of production

  - civil penalties

  - withdrawals of previously approved marketing applications

  - criminal prosecution

We and our contract manufacturers will be required to comply with applicable good manufacturing practices regulations, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance records and documentation. Manufacturing facilities must be approved before we can use them in commercial manufacturing of our products and are subject to inspection by regulatory agencies. We and our contract manufacturers may not be able to comply with the applicable good manufacturing practice requirements and other regulatory requirements, which could have a material adverse affect on our business, financial condition and results of operations.

EVEN IF WE ARE ABLE TO COMMERCIALIZE OUR PRODUCTS, OUR PRODUCTS MAY NOT GAIN MARKET ACCEPTANCE.

Whether or not any our products gain market acceptance among physicians, patients, healthcare payors and the medical community, as well as the degree of market acceptance of any of our products, will depend on a number of factors, including:

  - establishment and demonstration of clinical usefulness and safety

  - cost-effectiveness of the products

  - their potential advantage over alternative products

  - reimbursement policies of governments and third-party payors

  - marketing and distribution support for the products

For example, we do not expect to be the first company to have an intranasal flu vaccine on the market. The success of other products in this market segment in establishing the market, their pricing, their clinical usefulness or other potential advantages or disadvantages, will very likely have a major impact on the success of our product. If our products do not achieve significant market acceptance, our business, financial condition and results of operations will be harmed.

In addition, third-party payors such as government health administration authorities, managed care providers and private health insurers are increasingly challenging the price and examining the cost effectiveness of medical products and services. If these third-party payors fail to provide adequate coverage for our products, the market acceptance of the products may be adversely affected.

WE DEPEND ON LICENSES AND SIMILAR CONTRACTUAL ARRANGEMENTS WITH THIRD PARTIES IN ORDER TO DEVELOP OUR PRODUCTS AND TO CARRY OUT OUR RESEARCH AND DEVELOPMENT PROGRAMS.

We currently hold a number of important intellectual property licenses including:

  - an exclusive license from the University of Tennessee Research Corporation covering know-how, technology and several issued patents and patent applications relating to the development of a vaccine against group A streptococcus

  - an exclusive license from the Walter Reed Army Institute of Research relating to our Proteosome technology

These licenses, and others, are important because we rely on them to develop our products. There can be no assurance that these licenses will not be terminated by our licensors or that they will be renewed when necessary. We may also acquire additional licenses to technologies developed by other companies or academic institutions. Pursuant to the terms of these agreements, we may be required to exercise diligence in bringing products to market and to make milestone payments that, in some instances, could be substantial. We may also be obligated to make royalty payments on the net sales, if any, of products resulting from our licensed technology and, in some instances, could be responsible for the costs of filing and prosecuting patent applications. For example, we are obligated to pay Walter Reed Army Institute royalties on the sale of our FluINsure vaccine, and to make two milestone payments to the University of Tennessee Research Corporation in connection with the development of our StreptAvax vaccine. We cannot assure you that the licenses we currently have will be maintained in good standing or that the underlying technology or patent rights which are the subject of the licenses will continue to be of any value to us.

COMPETITION IN OUR TARGETED MARKETS IS INTENSE AND DEVELOPMENTS BY OTHER COMPANIES COULD RENDER OUR PRODUCTS OR TECHNOLOGIES NON-COMPETITIVE.

The biotechnology industry is highly competitive and subject to significant and rapid technological change. Developments by other companies within the industry could render our products or technologies non-competitive. Competitors have developed technologies that could form the basis for competitive products. Some of these products may be more effective or have an entirely different approach or means of accomplishing the desired effect than our products. We expect technological competition from biotechnology companies and academic research institutions to increase over time.

Many of our competitors and potential competitors have substantially greater product development capabilities and financial, scientific, marketing and human resources than we do. Our competitors may succeed in developing products earlier and obtaining regulatory approvals and patent protection for such products more rapidly than we can.

We are aware that, at a minimum, the following companies are developing intranasal influenza vaccines: Antigenics, Biovector, Chiron, Corixa, Innovax, Merck, Berna Biotech and Aventis (collaboration), and Solvay and West Pharmaceuticals (collaboration). FluMist-TM-, an intranasal influenza vaccine, developed by MedImmune and being co-marketed with Wyeth, received approval for marketing in the United States in 2003. The competition for these types of products is expected to be fierce, and there may be other companies pursuing intranasal programs. In addition, there are several injectable vaccines already on the market to protect against flu, and other potential improved vaccines (such as those using adjuvants, being delivered by powder injection or via skin patches) are in development.

We are not aware of any vaccines for group A streptococcus that are currently undergoing clinical testing in humans. However, we are aware of other competing preclinical programs by The Rockefeller University and Siga Technologies; the University of Minnesota and Wyeth; Baxter; Shire Biologics; and ActiveBiotech, A.V.

OUR LACK OF COMMERCIAL MANUFACTURING EXPERIENCE MEANS THAT WE WILL HAVE TO INCUR SUBSTANTIAL COSTS TO DEVELOP MANUFACTURING FACILITIES OR CONTRACT WITH THIRD PARTIES OVER WHOM WE HAVE LIMITED CONTROL TO DEVELOP OUR PRODUCTS.

In order to be successful, our products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. We do not have facilities to commercially manufacture our products under development and we must initially obtain the small amounts of products we require for clinical studies from contract manufacturing companies or our own pilot-scale facilities. In order to manufacture our products in commercial quantities, we will need to develop manufacturing facilities or contract with third parties to manufacture our products. We may not be able to develop or otherwise secure access to appropriate facilities and manufacturing contracts with third parties may not be available to us on favorable terms, if at all.

OUR LACK OF MARKETING AND SALES EXPERIENCE MEANS THAT WE MUST RELY ON THE EFFORTS OF OTHERS TO COMMERCIALIZE OUR PRODUCTS.

We do not have a marketing, sales or distribution capability. We intend to enter into arrangements with third parties to market and sell most of our products. We may not be able to enter into marketing and sales arrangements with others on favorable terms, if at all. To the extent that we enter into marketing and sales arrangements with other companies, our revenues will depend on the efforts of others and which efforts may not be successful. If we are unable to enter into satisfactory third-party arrangements, then we must develop a marketing and sales force, which may need to be substantial in size, in order to achieve commercial success for any product. We may not successfully develop or obtain the necessary marketing and sales experience or have sufficient resources to do so. If we fail to establish successful marketing and sales capabilities or to enter into successful marketing arrangements with third parties, our business, financial condition and results of operations will be materially adversely affected.

OUR DEVELOPMENT PROGRAMS AND PRODUCTS SUBJECT US TO THE RISK OF PRODUCT LIABILITY CLAIMS FOR WHICH WE MAY NOT BE ABLE TO OBTAIN ADEQUATE INSURANCE COVERAGE.

Human therapeutic products and medical devices involve the risk of product liability claims and associated adverse publicity. Currently, our principal risks relate to participants in our clinical trials who may become ill or suffer unintended consequences from our vaccines. If we ultimately are successful in commercializing a product, claims might be made directly by consumers, healthcare providers or by pharmaceutical companies or others selling our products. There can be no assurance that we will be able to obtain or maintain sufficient and affordable insurance coverage for any of these claims and, without sufficient coverage, any claim brought against us could have a materially adverse effect on our business, financial condition or results of operations.

OUR BUSINESS MAY BE HARMED IF WE CANNOT OBTAIN SUFFICIENT QUANTITIES OF RAW MATERIALS.

For certain of our vaccine candidates, we depend on outside vendors for the supply of raw materials. For example, we purchase, among other items, alum as an adjuvant for our StreptAvax vaccine, flu antigen and nasal spray dispensers for our FluINsure vaccine and allergens for our allergy vaccine program. We will likely require other antigens for most of our preclinical/research programs. If the third party suppliers were to cease production or otherwise fail to supply us with quality raw materials and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce our products and to conduct preclinical testing and clinical trials of product candidates would be adversely affected.

IF WE ARE UNABLE TO ENROLL SUFFICIENT PATIENTS AND CLINICAL INVESTIGATORS TO COMPLETE OUR CLINICAL TRIALS, OUR DEVELOPMENT PROGRAMS COULD BE DELAYED OR TERMINATED.

The rate of completion of our clinical trials, and those of our collaborators, is significantly dependent upon the rate of enrollment of patients and clinical investigators. Patient enrollment is a function of many factors, including:

  - efforts of the sponsor and clinical sites involved to facilitate timely enrollment

  - patient referral practices of physicians

  - design of the protocol

  - eligibility criteria for the study in question

  - perceived risks and benefits of the drug under study

  - the size of the patient population

  - availability of competing therapies

  - availability of clinical trial sites

  - proximity of and access by patients to clinical sites

We may have difficulty obtaining sufficient patient enrollment or clinician participation to conduct our clinical trials as planned, and we may need to expend substantial additional funds to obtain access to resources or delay or modify our plans significantly. These considerations may lead us to consider the termination of ongoing clinical trials or development of a product for a particular indication.

OUR COLLABORATIONS WITH SCIENTIFIC ADVISORS AND ACADEMIC INSTITUTIONS MAY BE SUBJECT TO RESTRICTION AND CHANGE.

We work with scientific advisors and academic collaborators who assist us in our research and development efforts. Almost all of our preclinical and research programs are heavily reliant upon such collaborators. These scientists are not our employees and may have other commitments that limit their availability to us. Our scientific advisors and academic collaborators generally agree not to compete with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, although our scientific advisors and academic collaborators sign agreements not to disclose our confidential information, it is possible that valuable proprietary knowledge may become publicly known which would compromise our competitive advantage.

WE ARE SUBJECT TO INTENSE COMPETITION FOR SKILLED PERSONNEL AND THE LOSS OF KEY PERSONNEL OR THE INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD IMPAIR OUR ABILITY TO CONDUCT OUR OPERATIONS.

We are highly dependent on the principal members of our management and scientific staff, the loss of whose services might adversely impact the achievement of our objectives and the continuation of existing collaborations. In addition, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success. There is currently a shortage of employees with expertise in our areas of research and clinical and regulatory affairs, and this shortage is likely to continue. Competition for skilled personnel is intense and turnover rates are high. Our ability to attract and retain qualified personnel may be limited.

OUR OPERATIONS INVOLVE HAZARDOUS MATERIALS WHICH REQUIRE US TO COMPLY WITH REGULATORY REQUIREMENTS AND WHICH COULD SUBJECT US TO DAMAGES RESULTING FROM ACCIDENTAL CONTAMINATION OR INJURY.

Our research and development processes involve the controlled use of hazardous and radioactive materials. We are subject to federal, provincial, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and certain waste products. In the event of an accident, we could be held liable for damages resulting from accidental contamination or injury. These damages could exceed our resources and any applicable insurance coverage. In addition, we may be required to incur significant costs to comply with regulatory requirements in the future.

DIFFICULTIES WE MAY ENCOUNTER MANAGING GROWTH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

We have experienced a period of rapid and substantial growth that has placed and, if such growth continues, will continue to place a strain on our administrative and operational infrastructure. If we are unable to manage this growth effectively, our business, results of operations or financial condition may be materially adversely affected. Our ability to manage our operations and growth effectively requires us to continue to improve our operational, financial and management controls, reporting systems and procedures and hiring programs. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. If we are unable to improve our controls and systems to meet the needs of an expanding enterprise, we could experience production delays and problems with our reporting systems, and these problems could harm our business.

ACQUISITIONS OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO OUR
  BUSINESS.

As part of our business strategy, we may acquire additional assets or businesses principally relating to, or complementary to, our current operations. Any such acquisitions will be accompanied by certain risks including:

  - exposure to unknown liabilities of acquired companies

  - higher than anticipated acquisition costs and expenses

  - the difficulty and expense of integrating operations and personnel of acquired companies

  - disruption of our ongoing business

  - diversion of management's time and attention

  - possible dilution to shareholders

We may not be able to successfully overcome these risks and other problems associated with acquisitions and this may adversely affect our business.

RISKS RELATED TO OWNING OUR SHARES

OUR SHARE PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE HIGHLY VOLATILE.

The market price of our common shares has been highly volatile and is likely to continue to be volatile. Factors such as announcements of technological innovations, new commercial products, patents, the development of technologies (by us or others), results of clinical studies, regulatory actions, publications, financial results or public concern over the safety of biotechnology products and other factors could have a significant effect on the market price of our common shares.

OUR SHAREHOLDER RIGHTS PLAN CONTAINS PROVISIONS THAT MAY DELAY OR PREVENT A CHANGE OF CONTROL.

In the event that any shareholder becomes a beneficial holder of 20% or more of our common shares, other than pursuant to a permitted bid, our shareholder rights plan contains provisions which would allow all shareholders, other than the beneficial holder in question, to acquire additional common shares at significant discounts to the then current market price of the shares. These provisions could have the effect of delaying or preventing a change of control of our company.

                           FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contain forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in the sections of this prospectus entitled "Prospectus Summary" and "Risk Factors". These statements involve known and unknown risks, uncertainties and other factors, including the risks outlined under the section entitled "Risk Factors," which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

  - our expectation that we will incur substantial losses for the foreseeable future

  - our need to raise a significant amount of additional capital to develop and commercialize our products

  - our estimates for future revenues and our expectation that those revenues will fluctuate significantly

  - our ability to successfully commercialize our FluINsure vaccine and our StreptAvax vaccine

  - our ability to attract and retain collaborative partners

  - our ability to protect our proprietary rights and operate without infringing upon the proprietary rights of others

  - our ability to obtain the regulatory approvals necessary to commercialize our products

  - our ability to gain market acceptance for any products we commercialize

  - our dependence on licenses and similar contractual arrangements with third parties to develop our products and carry out our research and development programs

  - the fact that competition could render our products or technologies non-competitive

  - our lack of commercial manufacturing experience

  - our lack of sales and marketing experience

  - the risk of product liability claims relating to our development programs and our products

  - our ability to obtain sufficient quantities of raw materials to produce our products and conduct clinical trials

  - our ability to enroll patients for clinical trials relating to our products

  - any changes to the terms of our collaborations with our scientific advisors and academic institutions

  - our ability to attract and retain key personnel

  - the risk of liability relating to our use of hazardous materials

  - the difficulties we may encounter managing growth, including through acquisitions

  - the volatility of our share price

  - the fact that our shareholder rights plan could delay or prevent a change of control

In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "continue," "estimate," "expect," "intent," "may," "might," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus, and we are under no obligation to update any of these forward-looking statements after the date of this prospectus to conform such statements to actual results, unless required by law. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

                                USE OF PROCEEDS


The net proceeds from this offering, after deducting the underwriting commission
and the expenses of the offering, are estimated to be $        (assuming no
exercise of the over-allotment option). We intend to use approximately
$50 million of the net proceeds to continue the clinical and manufacturing development of our subunit intranasal FluINsure vaccine, approximately
$10 million of the net proceeds to continue the clinical and manufacturing development of our subunit StreptAvax vaccine and the remainder for working capital requirements and other general corporate purposes, including acquisitions. We have no present agreements or commitments with respect to any acquisition and we may not successfully complete any future acquisitions.


The actual amounts that we spend in connection with each of the intended uses of proceeds may vary significantly from the amounts specified above, and will depend on a number of factors, including those factors listed under the heading "Risk Factors".

                          CONSOLIDATED CAPITALIZATION

The following table describes the consolidated capitalization of the Company as at December 31, 2002 and June 30, 2003 and, in the case of June 30, 2003, as adjusted in order to give effect to this offering after deducting the estimated expenses of this offering and the underwriting commissions. This table should be read in conjunction with the consolidated financial statements and related notes which are incorporated by reference in this prospectus.

                                                                              JUNE 30, 2003
                                                    DECEMBER 31,    ---------------------------------
                                                        2002            ACTUAL          AS ADJUSTED
                                                    -------------   ---------------   ---------------
                                                    (in Canadian    (in Canadian dollars, unaudited)
                                                      dollars)
Cash, cash equivalents and short term
  investments.....................................  $ 23,811,921     $ 47,296,955      $
                                                    ============     ============      ============
Long term debt and obligations under capital
  leases
  (including current portion).....................  $  1,670,256     $    877,896      $
Shareholders equity
  Common shares...................................  $116,485,416     $150,324,867      $
  (authorized: 200,000,000; outstanding:
    35,893,771 actual as of June 30, 2003,
            as adjusted)
  Class "A" preference shares.....................             -                -                 -
  (authorized: 100,000,000; outstanding: nil
    actual and adjusted)
  Class "B" preference shares.....................             -                -                 -
  (authorized: 100,000,000; outstanding: nil
    actual and adjusted)
  Contributed surplus.............................  $  2,713,564     $  2,713,564      $
  Deficit.........................................  $(67,916,200)    $(77,532,066)     $
                                                    ------------     ------------      ------------
Total shareholders' equity........................  $ 51,282,780     $ 75,506,365      $
                                                    ------------     ------------      ------------
    Total.........................................  $ 52,953,036     $ 76,384,261      $
                                                    ============     ============      ============

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following description is a general summary of certain material
United States federal income tax consequences of the purchase, ownership and disposition of the shares offered hereunder (the "Offered Shares") by a "U.S. Holder". This discussion does not address all potentially relevant
United States federal income tax matters, and unless otherwise specifically provided, it does not address any state, local, foreign or alternative minimum tax consequences of purchasing, holding or disposing of the Offered Shares. This discussion is limited to discussion of U.S. Holders that own less than ten percent (10%) of total IDB shares outstanding.

As used herein, the term "U.S. Holder" means the following persons who invest in and hold Offered Shares as capital assets: (i) citizens or residents (as defined for United States federal income tax purposes) of the United States;
(ii) corporations (or other entities classified as corporations for United States federal income tax purposes) organized under the laws of the United States or of any state or the District of Columbia, (iii) an estate whose income is subject to United States federal income taxation regardless of its source, and (iv) a trust (A) if a United States court is able to exercise primary supervision over the administration of the trust and one or more
United States persons have the authority to control all substantial decisions of the trust, or (B) that has elected to be treated as a United States person under applicable Treasury regulations and, in each case, who are (a) residents of the United States for purposes of the Canada-United States Income Tax Convention
(1980) (the "Convention"), (b) whose common shares would not, for purposes of the Convention, be effectively connected with a permanent establishment in Canada and (c) who otherwise would qualify for the full benefits of the Convention. It should be noted that certain "single member entities" are disregarded for United States federal income tax purposes. Thus, the income, gain, loss and deductions of such entity are attributed to the owner of such single member entity for United States federal income tax purposes. The discussion below for U.S. Holders may not apply to certain single member non-corporate entities that are treated as owned by a non-U.S. Holder. Prospective investors which are single member non-corporate entities should consult with their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

This summary is based on the Convention, United States Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this short form prospectus may affect the tax consequences described herein possibly on a retroactive basis. It is for general guidance only and does not address the consequences applicable to certain categories of shareholders subject to special treatment under the Code, including, but not limited to, tax exempt organizations, pass through entities, certain financial institutions, insurance companies, dealers in securities or foreign currencies, traders in securities electing to mark to market, U.S. persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar or persons that own directly, indirectly or by application of the constructive ownership rules of the Code 10% or more of IDB's stock by voting power or by value. Persons considering the purchase of Offered Shares should consult their tax advisors with regard to the application of the income tax laws of the United States and any other taxing jurisdiction to their particular situations.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any prospective investor, and no representation with respect to the tax consequences to any particular investor is made. Prospective investors should consult their own tax advisors with respect to the income tax considerations relevant to them, having regard to their particular circumstances.

DIVIDENDS

A U.S. Holder generally will recognize, to the extent of IDB's current and accumulated earnings and profits (determined in accordance with United States federal income tax principles), a dividend taxable as ordinary income on the receipt of distributions (including constructive dividends) on the Offered Shares equal to the U.S. dollar value of such distributions determined by reference to the exchange rate on the day they are received by the U.S. Holder (with the value of such distributions computed before any reduction for any Canadian withholding tax). Any amount of such distributions treated as dividends generally will not be eligible for the dividends received deduction available to certain United States corporate shareholders. To the extent that any such distribution exceeds IDB's current and accumulated earnings and profits, it will be treated first as a tax-free return of the U.S. Holder's tax basis in the Offered Shares to the extent thereof, and thereafter as a gain from the sale or exchange of such shares (see "Dispositions" below). U.S. Holders who receive distributions in Canadian dollars must include in income under the rules described above an amount equal to the United States dollar value of such distributions on the date of receipt based on the exchange rate on such date. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any distributions received in Canadian dollars that are subsequently converted into U.S. dollars. Distributions to a U.S. Holder with respect to the Offered Shares will be subject to Canadian non-resident withholding tax, which is limited to a maximum rate of 15% pursuant to the terms of the Convention. Any Canadian withholding tax paid will not reduce the amount treated as received by the U.S. Holder for United States federal income tax purposes. However, subject to limitations imposed by United States law, a U.S. Holder may be eligible to receive a foreign tax credit for the Canadian withholding tax. Because the limitations applicable to the foreign tax credit rules are complex, U.S. Holders should consult their own advisors concerning the implications of these rules in light of their particular circumstances. U.S. Holders who do not elect to claim any foreign tax credits may be able to claim an ordinary income tax deduction for Canadian income tax withheld.

DISPOSITIONS

Upon a sale or exchange of an Offered Share, a U.S. Holder will generally recognize a capital gain or loss equal to the difference between the amount realized on such sale or exchange (or its U.S. dollar equivalent, determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in Canadian dollars) and the tax basis of such Offered Share. Such gain or loss will be a long-term capital gain or loss if the Offered Share has been held for more than one year and will be short-term gain or loss if the holding period is equal to or less than one year. Such gain or loss generally will be considered United States source gain or loss for United States foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are eligible for reduced rates of taxation. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder which is a corporation. For both corporate and non-corporate taxpayers, limitations apply to the deductibility of capital losses.

PASSIVE FOREIGN INVESTMENT COMPANY

The rules governing "passive foreign investment companies" can have significant tax effects on U.S. holders. IDB could be classified as a passive foreign investment company if, for any taxable year, either:

    (a) 75% or more of IDB's gross income is "passive income," which generally includes interest, dividends, certain gains from the sale or exchange of shares or securities and some types of rents and royalties, or

    (b) on average, 50% or more of IDB's assets, by fair market value, or, in some cases, by adjusted tax basis, produce or are held for the production of "passive income."

Distributions constituting "excess distributions," as defined in Section 1291 of the Internal Revenue Code, from a passive foreign investment company and dispositions of shares of a passive foreign investment company are subject to the highest rate of tax on ordinary income in effect and to an interest charge based on the value of the tax deferred during the period during which the shares are owned.


Management does not believe that IDB is currently a passive foreign investment company. However, no assurance can be given that IDB will not become a passive foreign investment company in the future. In this regard, it should be noted that IDB may invest the proceeds of this offering in a way which may generate passive income, which may affect the status of IDB as a passive foreign investment company under the applicable rules described above. Further fluctuations in the share price of IDB may also affect the analysis described above. Moreover, prospective investors should be aware that IDB does not intend to provide U.S. Holders with information as to its status as a passive foreign investment company or to comply with any record keeping, reporting or other requirements of the Code. U.S. Holders should consult a tax advisor with respect to how the passive foreign investment company rules affect their tax situation.


INFORMATION REPORTING AND BACKUP WITHHOLDING

A U.S. Holder may be subject to United States information reporting with respect to dividends paid on the Offered Shares and certain payments of proceeds from the sale or exchange of the Offered Shares, unless such U.S. Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact. A U.S. Holder that is subject to United States information reporting generally will also be subject to United States backup withholding unless such U.S. Holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding tax rules. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's United States federal income tax liability.

               CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the principal Canadian federal income tax consequences of the purchase, ownership and disposition of the Offered Shares generally applicable to purchasers of Offered Shares at original issuance who, at all relevant times, are residents of the United States for the purposes of the Convention, are not residents of Canada for the purposes of the INCOME
TAX ACT (Canada) (the "Tax Act"), hold their Offered Shares as capital property, deal at arm's length with IDB for the purposes of the Tax Act and do not use or hold and are not deemed to use or hold such Offered Shares in connection with a business carried on in Canada ("US Holders"). Offered Shares will generally be considered to be capital property to a US Holder unless the shares are held as inventory in the course of carrying on a business or were acquired in a transaction considered to be an adventure in the nature of trade. This summary is based upon the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance prior to the date hereof (the "Proposals") and the provisions of the Convention as in effect on the date hereof. Other than the Proposals, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, nor does it take into account tax laws of any province or territory of Canada or of any jurisdiction outside Canada. The summary assumes that the Proposals will be enacted substantially as proposed, but there can be no assurance that the Proposals will be enacted as proposed or at all.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular US Holder. The tax liability of a US Holder will depend on the holder's particular circumstances. Accordingly, US Holders should consult with their own tax advisors for advice with respect to their own particular circumstances.

DIVIDENDS

Dividends paid or credited or deemed to be paid or credited to a US Holder in respect of the Offered Shares will be subject to Canadian withholding tax on the gross amount of the dividends. Under the Convention, the rate of Canadian withholding tax which would apply on dividends paid by IDB to a US Holder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company which owns at least 10% of the voting stock of IDB at that time in which case the rate of Canadian withholding tax is reduced to 5%.

DISPOSITIONS

A US Holder will not be subject to tax in Canada on any capital gain realized on a disposition of Offered Shares, provided that the shares do not constitute "taxable Canadian property" of the US Holder. Offered Shares will generally not constitute taxable Canadian property of a US Holder provided that such shares are listed on a prescribed stock exchange (which currently includes the TSX and Nasdaq) at the time of the disposition unless, at any time during the 60-month period immediately preceding the disposition, the US Holder, persons with whom the US Holder did not deal at arm's length, or the US Holder together with all such persons owned, had an interest in or option in respect of, 25% or more of the issued shares of any series or class of the capital stock of IDB.

                          DESCRIPTION OF SHARE CAPITAL


The Company's authorized capital consists of 200,000,000 common shares without par value, 100,000,000 Class "A" Preference Shares with a par value of Cdn$10 each and 100,000,000 Class "B" Preference Shares with a par value of Cdn$50 each. As of September 30, 2003, 36,109,535 common shares and no Class "A" Preference Shares or Class "B" Preference Shares were issued and outstanding.


COMMON SHARES

Holders of our common shares are entitled to one vote per common share on all matters that may be brought before them. Holders of our common shares are, subject to the rights of holders of our preference shares, entitled to receive dividends when declared by the board of directors and to receive a PRO RATA share of our assets available for distribution to shareholders in the event of liquidation or winding up. There are no redemption, conversion or pre-emptive rights attached to our common shares.

PREFERENCE SHARES

Our Class "A" Preference Shares and Class "B" Preferences Shares may, from time to time, be issued in one or more series, and our board of directors is authorized to create and attach special rights and restrictions to a series of shares. In the event that we are liquidated, dissolved or wound up, or in the event of any distribution of our assets for the purpose of the winding-up of our affairs, holders of our preference shares are entitled, unless otherwise provided in the special rights and restrictions attached to the shares, after the payment of unpaid dividends, to be paid the amount of capital paid up per share from our assets before the holders of our common shares receive any assets. All our Class "A" Preference shares and Class "B" Preference shares rank equally as to dividends or return of capital on winding up or otherwise. The holders of Class "A" Preference shares and Class "B" Preference shares are not entitled to vote at any general meeting of our shareholders unless expressly provided as a special right.

SHAREHOLDER RIGHTS PLAN

In 1996, we implemented a shareholder rights plan. Under the terms of the plan, if any shareholder becomes a beneficial holder of 20% or more of our common shares, other than pursuant to a permitted bid, all shareholders, other than the beneficial holder in question, are given the right to acquire more of our common shares at significant discounts to the then current market price of those shares.

The purpose of the rights plan is to ensure that all shareholders receive equal treatment in the event of a takeover bid and to ensure that we have has sufficient time to properly assess any such bid and to explore other alternatives to maximize shareholder value. At our 2002 annual meeting, shareholders approved the extension of the rights plan for a period of three years until the date of our annual general meeting in 2005.

                      DOCUMENTS INCORPORATED BY REFERENCE

The following documents, filed with the securities commissions or similar regulatory authorities in the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba and Ontario are specifically incorporated by reference into, and form an integral part of, this prospectus:

  - our annual information form dated February 28, 2003, including management's discussion of operating results in respect of our audited consolidated financial statements for the years ended 2002 and 2001


  - our unaudited consolidated financial statements as at June 30, 2003 and 2002 and for the six months ended June 30, 2003 and 2002, including management's discussion and analysis thereof and the notes to such statements


  - our audited consolidated financial statements as at December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000, together with the auditors' report thereon and the notes to such statements

  - our information circular dated April 22, 2003 relating to our annual meeting to be held on June 3, 2003, (excluding the sections entitled "Report of Executive Compensation" and "Corporate Governance")

  - our material change report dated January 16, 2003 relating to a subcontract from Dynport Vaccine Company, LLC to assist with the development of a second generation, subunit plague vaccine

  - our material change report dated February 19, 2003 relating to the announcement of results from a clinical study involving the Company's FluINsure intranasal, non-live, influenza vaccine

  - our material change report dated May 8, 2003 relating to the announcement of additional analysis of data from a clinical "challenge" study involving our FluINsure intranasal, non-live, influenza vaccine

  - our material change report dated May 8, 2003 relating to the announcement of new experimental data (using a mouse model) for a proteosome-based vaccine against pneumonic plague

  - our material change report dated May 8, 2003 relating to the announcement of preliminary clinical trial results involving our StreptAvax vaccine


  - our material change report dated September 26, 2003 relating to the announcement of clinical trial results relating to our FluINsure vaccine



  - our material change report dated September 26, 2003 relating to the announcement of this offering



  - supplementary information, dated October 1, 2003, relating to reconciliation with United States generally accepted accounting principles in respect of our unaudited consolidated financial statements as at June 30, 2003 and 2002 and for the six months ended June 30, 2003 and 2002.


ANY DOCUMENTS OF THE TYPE REFERRED TO ABOVE (EXCLUDING CONFIDENTIAL MATERIAL CHANGE REPORTS) OR INTERIM FINANCIAL STATEMENTS FILED BY US WITH THE VARIOUS SECURITIES COMMISSIONS OR ANY SIMILAR AUTHORITIES IN THE PROVINCES OF BRITISH COLUMBIA, ALBERTA, SASKATCHEWAN, MANITOBA AND ONTARIO OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AFTER THE DATE OF THIS PROSPECTUS AND PRIOR TO THE TERMINATION OF THIS OFFERING SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

ANY STATEMENT CONTAINED HEREIN OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN WILL BE DEEMED TO BE MODIFIED OR SUPERSEDED TO THE EXTENT THAT A STATEMENT

CONTAINED HEREIN OR IN ANY SUBSEQUENTLY FILED DOCUMENT THAT ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES THAT STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT IS NOT TO BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT CONSTITUTE A PART OF THIS PROSPECTUS, EXCEPT AS SO MODIFIED OR SUPERSEDED.

Copies of documents incorporated by reference herein and not delivered with this prospectus may be obtained upon request without charge from our Corporate Secretary at Suite 1510 - 800 West Pender Street, Vancouver, British Columbia V6C 2V6 (telephone (604) 431-9314). These documents are also available through the internet on SEDAR which can be accessed at www.sedar.com.


All disclosure contained in a supplemented PREP prospectus that is not contained in the base PREP prospectus will be incorporated by reference into the base PREP prospectus as of the date of the supplemented PREP prospectus.

                                  UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below. The underwriting agreement provides for the purchase of a specific number of common shares by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of common shares set forth opposite its name below:

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
CIBC World Markets Corp.....................................
U.S. Bancorp Piper Jaffray Inc..............................
Canaccord Capital Corporation...............................
RBC Dominion Securities Inc.................................
Ryan Beck & Co., Inc........................................
Wells Fargo Securities, LLC.................................
                                                                 ---------
    Total...................................................     5,000,000
                                                                 =========

The underwriters have agreed to purchase all of the common shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. The obligations of the underwriters may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated upon the occurrence of certain stated events. The offering price was determined by negotiation between the underwriters and us.

The common shares should be ready for delivery on or about        , 2003,
against payment in immediately available funds but in any event no later than
       , 2003. The underwriters are offering the common shares subject to various conditions and may reject all or part of any order. CIBC World Markets has advised us that the underwriters propose to offer the common shares directly to the public at the offering price that appears on the cover page of this prospectus.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the closing of this offering, permits the underwriters to purchase up to a maximum of 750,000 additional common shares from us to cover over-allotments and for market stabilization purposes. If the underwriters exercise all or part of this option, they will purchase common shares covered by the option at the public offering price that appears on the cover page of this prospectus. If this option is exercised in full, the total
price to the public will be $        , and the total proceeds to us will be
$        (before deducting expenses of the offering). The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional common shares proportionate to the underwriter's initial amount reflected in the forgoing table.

The following table provides information regarding the amount of the underwriting commission to be paid to the underwriters by us.

                                                              TOTAL WITHOUT    TOTAL WITH FULL
                                                               EXERCISE OF       EXERCISE OF
                                                              OVER-ALLOTMENT   OVER-ALLOTMENT
                                                                  OPTION           OPTION
                                                              --------------   ---------------
Amount paid by ID Biomedical Corporation....................    $                 $

We estimate that our total expenses of the offering, excluding the underwriting commissions, will be approximately $500,000.

We have agreed to a 90 day "lock up" that will prevent us, for a period of 90 days following the closing of this offering, from offering or selling our common shares without the prior written consent of CIBC World Markets on behalf of the underwriters, except in connection with our stock option plan, directors' fee payment plan or other securities compensation plan and securities issued upon the exercise of rights thereunder and in connection with acquisitions, partnering and similar transactions provided that the common shares issued in connection with such transactions are subject to restrictions on resale prior to the end of the 90 day period. Our executive officers and directors have agreed to a 30 day "lock up" with respect to 950,386 of our common shares that they beneficially own, including securities that are convertible into our common shares and securities that are exchangeable or exercisable for our common shares. This means that, subject to certain exceptions, for a period of 30 days following the closing of this offering, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets on behalf of the underwriters (such consent not to be unreasonably withheld).

In the ordinary course of their respective businesses, the underwriters and their affiliates in the future may engage in investment banking transactions with us, for which they will receive customary fees.

The rules of the SEC may limit the ability of the underwriters to bid for or purchase our shares before the distribution of the shares in this offering is completed. However, the underwriters may engage in the following activities in accordance with the rules:

  - Stabilizing transactions - CIBC World Markets may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our shares, so long as stabilizing bids do not exceed a specified maximum.

  - Over-allotments and syndicate covering transactions - The underwriters may sell more of our common shares in connection with this offering than the number of common shares that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either "covered" short sales or "naked" short sales. Covered short sales are short sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

  - Penalty bids - If CIBC World Markets purchases our shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

  - Passive market making - Market makers in our shares who are underwriters or prospective underwriters may make bids for or purchases of our shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our common shares may have the effect of raising or maintaining the market price of our common shares or preventing or mitigating a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of our common shares if it discourages resales of the shares.

In addition, pursuant to policies of the Ontario Securities Commission, the underwriters may not, throughout the period of distribution under this prospectus, bid for or purchase our common shares.

The foregoing restriction is subject to certain exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in or raising the price of our common shares. These exceptions include a bid or purchase permitted under the by-laws and rules of the TSX relating to market stabilization and passive market making activities and a bid or purchase made for or on behalf of a customer where the order was not solicited during the period of distribution.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of our common shares. These transactions may occur on the TSX or Nasdaq or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

This offering is being made concurrently in the United States and in the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba and Ontario pursuant to the Canada/ U.S. multijurisdictional disclosure system. Subject to applicable law and certain restrictions, the underwriters may offer our common shares outside the United States and Canada. Broker-dealer affiliates of certain of the underwriters may sell our common shares in the United States, Canada or elsewhere, in each case pursuant to applicable law.

We have agreed to indemnify the underwriters and their broker/dealer affiliates against certain liabilities, including liabilities under the United States securities laws and under Canadian securities legislation, and to contribute to payments that the underwriters may be required to make in respect thereof.


The TSX has conditionally approved the listing of the common shares offered hereby. Final approval is subject to the fulfillment of the standard conditions.


                     AUDITORS, TRANSFER AGENT AND REGISTRAR

Our auditors are KPMG LLP, 777 Dunsmuir Street, Vancouver, British Columbia, V7Y 1K3.

Our transfer agent and the registrar for our common shares is Computershare Trust Company of Canada at its principal offices in Vancouver, British Columbia and Toronto, Ontario.

                                 LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon on our behalf by Borden Ladner Gervais LLP (with respect to Canadian law) and Preston Gates & Ellis LLP (with respect to United States law) and on behalf of the underwriters by McCarthy Tetrault LLP (with respect to Canadian law) and Skadden, Arps, Slate, Meagher & Flom LLP (with respect to United States law).

             DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the Securities and Exchange Commission as part of the registration statement of which this prospectus forms a part: (a) the underwriting agreement; (b) the documents listed under the heading "Documents Incorporated by Reference"; (c) powers of attorney from our directors and officers; and (d) the consent of KPMG LLP.

                                    EXPERTS

The consolidated financial statements of the Company as at December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, incorporated in this prospectus by reference have been audited by KMPG LLP, independent accountants, as stated in their report, which is also incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, and upon their authority as experts in accounting and auditing.

                        ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in Canada and many of our directors and executive officers are residents of Canada and a significant portion of our assets and those of such persons are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to effect service of process within the United States upon us or such directors and officers or to realize against them in the United States upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or the securities or blue sky laws of any state within the United States. In addition, investors should not assume the courts of Canada:
(i) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or blue sky laws of any state within the United States; or (ii) would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or any such state securities or blue sky laws.

                      WHERE YOU CAN FIND MORE INFORMATION

In addition to our continuous disclosure obligations under Canadian provincial securities laws, we are subject to the informational requirements of the United States Securities Exchange Act of 1934. Therefore, we file reports and other information with the Securities and Exchange Commission. Under the multijurisdictional disclosure system adopted by the Securities and Exchange Commission, these reports and other information may be prepared in accordance with the disclosure requirements of Canadian provincial securities law, which may differ from those of the United States. These reports and other information when filed with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of theses materials may also be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, by mail at prescribed rates. The Commission maintains a website at http://www.sec.gov that contains certain reports and information by registrants, like us, who file documents electronically with the Commission.

We have filed with the Securities and Exchange Commission a registration statement on Form F-10 under the United States Securities Act of 1933 with respect to this offering. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement. For further information with respect to us and the offering, you should review the registration statement including the exhibits thereto. Statements made in this prospectus concerning the content of any document referred to herein are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, you should review the exhibit for a more complete description of the matter involved.

--------------------------------------------------------------------------------

                                   [GRAPHIC]

                           ID BIOMEDICAL CORPORATION
                                5,000,000 SHARES
                                 COMMON SHARES

                                ----------------

                                   PROSPECTUS
                              -------------------

                                           , 2003

                               CIBC WORLD MARKETS
                           U.S. BANCORP PIPER JAFFRAY
                               CANACCORD CAPITAL
                              RBC CAPITAL MARKETS
                                RYAN BECK & CO.
                          WELLS FARGO SECURITIES, LLC

        ----------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE DIFFERENT INFORMATION. THE COMMON SHARES OFFERED HEREUNDER MAY NOT BE OFFERED OR SOLD IN ANY JURISDICTION WHERE THEIR OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE ARE ACCURATE AS OF ANY DATE OTHER THAN THE DATES IN RESPECT OF WHICH SUCH INFORMATION IS GIVEN. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATION AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

                                    PART II

                    INFORMATION NOT REQUIRED TO BE DELIVERED
                           TO OFFEREES OR PURCHASERS

INDEMNIFICATION

Directors and officers of ID Biomedical are entitled to indemnification in the following circumstances:

    (a) Under Section 128(1) of the Company Act (British Columbia), a company may, with the approval of the Supreme Court of British Columbia, indemnify a director of a company, a former director of a company or a person who acts or acted at a company's request as a director of a body corporate of which the company is or was a shareholder, and his or her heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or her, including an amount paid to settle an action or satisfy a judgement in a civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director of such company or body corporate, including an action by or on behalf of the company or body corporate to procure a judgment in its favor and under
       Section 21.01 of the Articles of Incorporation of ID Biomedical,
       ID Biomedical is obligated to provide such indemnification; and

    (b) Under Section 21.01 of the Articles of Incorporation of ID Biomedical, ID Biomedical is obligated to indemnify any person who is or was a director, officer, employee or agent of ID Biomedical or is or was serving at the request of ID Biomedical as a director, officer, employee or agent of another company or a partnership, joint venture, trust or other enterprise, and the heirs and personal representatives of any such person, against all costs, charges and expenses actually incurred by such person, including legal fees and any amount paid to settle an action or to satisfy a judgment in any civil, criminal or administrative action or proceeding, whether brought by ID Biomedical, by such other company, partnership, joint venture, trust or other enterprise or by any other person, to which such person is made a party by reason of having so been or having so served as an officer, employee or agent; provided, in all cases, such person fulfills the condition that he or she (1) acted honestly and in good faith with a view to the best interests of ID Biomedical or such other company, partnership, joint venture, trust or other enterprise, as the case may be, and (2) in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his or her conduct was lawful.

As contemplated by Section 128(4) of the Company Act (British Columbia),
ID Biomedical has purchased directors' and officers' liability insurance which, under certain circumstances, insures its directors and officers against the costs of defense, settlement or payment of a judgment.

Pursuant to the underwriting agreement, ID Biomedical has agreed to indemnify the underwriters and their controlling persons, officers and employees in certain circumstances. However, ID Biomedical will not have any obligation to indemnify the underwriters or any other party in respect of a claim that is based on information proved by or in respect of the underwriters.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling ID Biomedical pursuant to the foregoing provisions, ID Biomedical has been informed that in the opinion of the United States Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS


3.1     Form of Underwriting Agreement.

4.1*    Annual Information Form of the Registrant dated
        February 28, 2003, including Management's Discussion of
        Operating Results, for the year ended December 31, 2002
        (incorporated by reference to the Registrant's Report on Form 40-F for the year ended December 31, 2003, filed on May 14, 2003 with the Commission (Commission File Number
        0-20390)).

4.2*    Information Circular of the Registrant dated April 22, 2003
        (except for the sections entitled "Report of Executive
        Compensation" and "Corporate Governance"), distributed in connection with the Registrant's Annual General Meeting of Shareholders to be held on June 3, 2003 (incorporated by reference to the Registrant's Report on Form 6-K, filed on May 1, 2003 with the Commission (Commission File Number
        0-20390)).

4.3* Annual consolidated financial statements of the Registrant for the years ended December 31, 2002 and 2001
        (incorporated by reference to the Registrant's Annual
        Information Form included in the Registrant's Report on Form 40-F filed on May 14, 2003 with the Commission
        (Commission File Number 0-20390)).

4.4* The unaudited consolidated financial statements as at June 30, 2003 and 2002 and for the six months ended
        June 30, 2003 and 2002, including management's discussion and analysis thereof (incorporated by reference to the Registrant's Report on Form 6-K filed on August 28, 2003 with the Commission (Commission File Number 0-20390)).

4.5*    The material change report of the Registrant dated
        January 16, 2003, relating to the announcement by the Registrant that it has been awarded a subcontract from Dynport Vaccine Company, relating to the development of a second-generation, subunit plague vaccine, (incorporated by reference to the Registrant's Report on Form 6-K filed on January 16, 2003 with the Commission (Commission File Number
        0-20390)).

4.6*    The material change report of the Registrant dated
        February 19, 2003, relating to the announcement by the Registrant relating to preliminary data from the most recent clinical study of its FluINsure intranasal, non-live, influenza vaccine, (incorporated by reference to the Registrant's Report on Form 6-K filed as of February 20,
        2003 with the Commission (Commission File Number 0-20390)).

4.7* The material change report of the Registrant dated May 8, 2003, relating to the announcement of additional analysis of data from a clinical challenge study involving its FluINsure intranasal, non-live, influenza vaccine, (incorporated by reference to the Registrant's Report on Form 6-K filed on May 14, 2003 with the Commission (Commission File Number
        0-20390)).

4.8* The material change report of the Registrant dated May 8, 2003, relating to the announcement of new experimental data
        (using a mouse model) for a proteosome-based vaccine against pneumonic plague, (incorporated by reference to the Registrant's Report on Form 6-K filed on May 14, 2003 with the Commission (Commission File Number 0-20390)).

4.9* The material change report of the Registrant dated May 8, 2003, relating to the announcement of preliminary clinical trial results involving its StreptAvax vaccine, (incorporated by reference to the Registrant's Report on Form 6-K filed on May 14, 2003 with the Commission
        (Commission File Number 0-20390)).

4.10    The material change report of the Registrant dated
        September 26, 2003 relating to announcement of clinical trial results relating to its FluINsure vaccine
        (incorporated by reference to the Registrant's Report on Form 6-K filed on September 29, 2003 with the Commission
        (Commission file number 0-20390)).

4.11    The material change report of the Registrant dated
        September 26, 2003 relating to announcement of an offering of 5,000,000 common shares (incorporated by reference to the Registrant's Report on Form 6-K filed on September 29, 2003 with the Commission (Commission file number 0-20390)).

4.12 The supplementary information, dated October 1, 2003, relating to reconciliation with United States generally accepted accounting principles in respect of the Registrant's unaudited consolidated financial statements as at June 30, 2003 and 2002 and for the six months ended
        June 30, 2003 and 2002 (incorporated by reference to the Registrant's Report on Form 6-K filed on October 1, 2003 with the Commission (Commission file number 0-20390)).

5.1     Consent of KPMG LLP.

6.1* Powers of Attorney (contained on the signature pages of this Registration Statement on Form F-10).


---------------------


* Previously filed.

                                    PART III

                           UNDERTAKING AND CONSENT TO
                               SERVICE OF PROCESS

ITEM 1.  UNDERTAKING

The registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

ITEM 2.  CONSENT TO SERVICE OF PROCESS


Registrant has filed previously with the Commission a written irrevocable consent and power of attorney on Form F-X.


Any change to the name or address of the agent for service of the Registrant or the trustee shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

                                     III-1

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on the 1st day of October, 2003.



                                               ID BIOMEDICAL CORPORATION

                                               By:               /s/ ANTHONY F. HOLLER
                                                    -----------------------------------------------
                                                                   Anthony F. Holler
                                                                Chief Executive Officer






Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form F-10 has been signed by the following persons in the capacities indicated on October 1, 2003.



                                               Chief Executive Officer
            /s/ ANTHONY F. HOLLER              (Principal Executive Officer) and
    ------------------------------------       Director and as Attorney-in-Fact
            Dr. Anthony F. Holler              for the other Directors listed
                                               below

                                               President, Chief Operating
             /s/ TODD R. PATRICK               Officer, Chief Financial Officer
    ------------------------------------       (Principal Financial Officer and
               Todd R. Patrick                 Principal Accounting Officer) and
                                               Director

                      *
    ------------------------------------       Chairman of the Board of
            Dr. Richard Bastiani               Directors

                      *
    ------------------------------------       Director
             Daniel A. Carriere

                      *
    ------------------------------------       Director
              Richard H. McCoy

                      *
    ------------------------------------       Director
                Michel Greco


                                     III-2

                      *
    ------------------------------------       Director
                 Jon S. Saxe

                      *
    ------------------------------------       Director
             Brian J. Underdown

                      *
    ------------------------------------       Director
                 Ian A. Webb

                 AUTHORIZED REPRESENTATIVE IN THE UNITED STATES


Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, in the City of Vancouver, British Columbia, on the 1st day of October, 2003.


                                               ID BIOMEDICAL CORPORATION OF WASHINGTON

                                               By:                /s/ TODD R. PATRICK
                                                    -----------------------------------------------
                                                                    Todd R. Patrick
                                                                       President

---------------------

* Pursuant to Power of Attorney

                                     III-3

                                 EXHIBIT INDEX


3.1     Form of Underwriting Agreement.

4.1*    Annual Information Form of the Registrant dated
        February 28, 2003, including Management's Discussion of
        Operating Results, for the year ended December 31, 2002
        (incorporated by reference to the Registrant's Report on Form 40-F for the year ended December 31, 2003, filed on May 14, 2003 with the Commission (Commission File Number
        0-20390)).

4.2*    Information Circular of the Registrant dated April 22, 2003
        (except for the sections entitled "Report of Executive
        Compensation" and "Corporate Governance"), distributed in connection with the Registrant's Annual General Meeting of Shareholders to be held on June 3, 2003 (incorporated by reference to the Registrant's Report on Form 6-K, filed on May 1, 2003 with the Commission (Commission File Number
        0-20390)).

4.3* Annual consolidated financial statements of the Registrant for the years ended December 31, 2002 and 2001
        (incorporated by reference to the Registrant's Annual
        Information Form included in the Registrant's Report on Form 40-F filed on May 14, 2003 with the Commission
        (Commission File Number 0-20390)).

4.4* The unaudited consolidated financial statements as at June 30, 2003 and 2002 and for the six months ended
        June 30, 2003 and 2002 including management's discussion and analysis thereof, (incorporated by reference to the Registrant's Report on Form 6-K filed on August 28, 2003 with the Commission (Commission File Number 0-20390)).

4.5*    The material change report of the Registrant dated
        January 16, 2003, relating to the announcement by the Registrant that it has been awarded a subcontract from Dynport Vaccine Company, relating to the development of a second-generation, subunit plague vaccine, (incorporated by reference to the Registrant's Report on Form 6-K filed on January 16, 2003 with the Commission (Commission File Number
        0-20390)).

4.6*    The material change report of the Registrant dated
        February 19, 2003, relating to the announcement by the Registrant relating to preliminary data from the most recent clinical study of its FluINsure intranasal, non-live, influenza vaccine, (incorporated by reference to the Registrant's Report on Form 6-K filed as of February 20,
        2003 with the Commission (Commission File Number 0-20390)).

4.7* The material change report of the Registrant dated May 8, 2003, relating to the announcement of additional analysis of data from a clinical challenge study involving its FluINsure intranasal, non-live, influenza vaccine, (incorporated by reference to the Registrant's Report on Form 6-K filed on May 14, 2003 with the Commission (Commission File Number
        0-20390)).

4.8* The material change report of the Registrant dated May 8, 2003, relating to the announcement of new experimental data
        (using a mouse model) for a proteosome-based vaccine against pneumonic plague, (incorporated by reference to the Registrant's Report on Form 6-K filed on May 14, 2003 with the Commission (Commission File Number 0-20390)).

4.9* The material change report of the Registrant dated May 8, 2003, relating to the announcement of preliminary clinical trial results involving its StreptAvax vaccine, (incorporated by reference to the Registrant's Report on Form 6-K filed on May 14, 2003 with the Commission
        (Commission File Number 0-20390)).

4.10    The material change report of the Registrant dated
        September 26, 2003 relating to announcement of clinical trial results relating to its FluINsure vaccine
        (incorporated by reference to the Registrant's Report on Form 6-K filed on September 29, 2003 with the Commission
        (Commission file number 0-20390)).

4.11    The material change report of the Registrant dated
        September 26, 2003 relating to announcement of an offering of 5,000,000 common shares (incorporated by reference to the Registrant's Report on Form 6-K filed on September 29, 2003 with the Commission (Commission file number 0-20390)).

4.12 The supplementary information, dated October 1, 2003, relating to reconciliation with United States generally accepted accounting principles in respect of the Registrant's unaudited condolidated financial statements as at June 30, 2003 and 2002 and for the six months ended
        June 30, 2003 and 2002 (incorporated by reference to the Registrant's Report on Form 6-K filed on October 1, 2003 with the Commission (Commission File Number 0-20390)).

5.1     Consent of KPMG LLP.

6.1* Powers of Attorney (contained on the signature pages of this Registration Statement on Form F-10).


---------------------


* Previously filed.